Exhibit 5.2

CONSENT OF PORFIRIO CABALEIRO RODRIGUEZ

The undersigned hereby consents to the use of the reports listed below, and the information derived therefrom, as well as to the reference to his name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Ero Copper Corp., including in the Annual Information Form filed as an exhibit thereto, being filed with the United States Securities and Exchange Commission, and any amendments thereto.

1.	Technical Report on the Caraíba Operations (formerly known as the MCSA Mining Complex) entitled “2022 Mineral Resources and Mineral Reserves of the Caraíba Operations, Curaçá Valley, Bahia, Brazil”, dated December 22, 2022 with an effective date of September 30, 2022.

2.	Technical Report on the Xavantina Operations (formerly known as the NX Gold Mine) entitled “Mineral Resource and Mineral Reserve Estimate of the NX Gold Mine, Nova Xavantina”, dated January 8, 2021 with an effective date of September 30, 2020.

3.	Technical Report on the Xavantina Operations (formerly known as the NX Gold Mine) entitled “Technical Report on the Xavantina Operations, Mato Grosso, Brazil”, dated May 12, 2023 with an effective date of October 31, 2022.

Yours truly,

/s/ Porfirio Cabaleiro Rodriguez
Porfirio Cabaleiro Rodriguez, FAIG, (#3708)
GE21 Consultoria Mineral Ltda.

Dated: August 18, 2023